Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Sinoenergy Corporation (formerly known as Franklyn Resources III, Inc.) and Subsidiaries on Form SB-2 Amendment 2 of our report dated March 21, 2006 (except for Note 1 and 23, as to which the date is October 13, 2006) for the revised consolidated balance sheet of Sinoenergy Corporation (formerly known as Franklyn Resources III, Inc.) and Subsidiaries as of December 31, 2005 and the revised consolidated statements of stockholders' equity, operations, and cash flows for the year ended December 31, 2005 and the period from October 29, 2004 to December 31, 2004.

We also consent to the reference to our firm under the heading "Experts" in this Registration Statement.

/s/ ROTENBERG AND CO. LLP

Rochester, New York
October 18, 2006